Exhibit 16.1

August 17, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Dear Ladies and Gentlemen:

We are the former independent registered public accounting form for Salisbury Bancorp, Inc. (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 “Changes to Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K dated August 17, 2015 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

Shatswell, MacLeod & Company P.C.